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                                                                   EXHIBIT 10.20

                                                                  Execution Copy
                             CONSULTING AGREEMENT


                               Eugene E. Prince


THIS CONSULTING AGREEMENT, dated and effective as of September 1, 1998, is between Hathaway Corporation, a Colorado corporation ("Company"), and Eugene E. Prince ("Consultant").

                                   RECITALS

Consultant has served for many years as the Chief Executive Officer of the Company and is now retiring. He has acknowledged skills and experience in the business conducted by the Company, and the Company desires to obtain the continuing benefit of Consultant's knowledge, skills and experience and assure itself of the ongoing right to Consultant's services from and after the date hereof, and is willing to do so on the terms and conditions set forth in this Agreement. Consultant is willing and able to continue to render services to the Company, from and after the date hereof, on the terms and conditions set forth in this Agreement.


                                 AGREEMENT

NOW THEREFORE, the Company and Consultant agree as follows:

     1. Consultant Relationship. The Company hereby retains Consultant to provide consulting services to the Company primarily on matters involving the Company's motion control products, but also on other matters as requested by the President and CEO. Consultant shall report to the President and CEO as requested. Consultant shall devote such time to the Company's business as is reasonably necessary to carry out assigned responsibilities, but it is not expected that Consultant will be required to give more than 60 hours per month of service under this Agreement. It is expected that Consultant will devote about 40 hours per month on motion control products and about 20 hours per month on other matters. Consultant will serve as a director of subsidiary entities of the Company as requested. Consultant will do such traveling as reasonably may be required in connection with the performance of consulting duties and responsibilities. Consultant is an independent contractor.

     2. Term. The term of this Agreement shall commence on September 1, 1998, and continue until terminated by either party upon 30 days written notice.

     3. Service on Company Board. So long as Consultant owns at least 10% of the issued shares of the Company, the board of directors of the Company shall nominate Consultant for election to the board of directors. If Consultant is elected to the board of directors of the Company, the board of directors will request that Consultant be nominated for the position of chairman of the board of directors, but failure to elect Consultant as chairman of the board of directors for any reason shall not constitute resignation from the board or termination of Consultant's services under this Agreement.

     4. Compensation. Consultant will be compensated at the standard rate paid by the Company to directors for consulting services, which at the time of this Agreement is $250 per hour. If the rate paid to directors for consultation services should be increased during the term of this Agreement, the rate paid to Consultant shall be likewise increased. As a member of the board of directors, Consultant will be paid the standard compensation for nonemployee directors for attending board or committee meetings and other services as a director. Consultant is not eligible for benefits and perquisites provided by the Company to its employees but is eligible for benefits and perquisites provided by the Company to its directors. Consultant will be paid at the rate of $250 per hour for travel time.

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     5.   Existing Agreements.  This Agreement constitutes a retirement arrangement as contemplated by Section 4.2 of Consultant's Employment Agreement with the Company, dated as of July 1, 1993 (the "Employment Agreement"). Effective August 13, 1998, Consultant resigned as President and Chief Executive Officer of the Company and continued as an employee through August 31, 1998.
The Employment Agreement is terminated effective August 31, 1998, except for benefits thereunder which, by its terms, were intended to survive termination. Consultant is also a party to a letter agreement dated June 15, 1989 ("Severance Agreement") between the Company and Consultant providing certain benefits to Consultant upon a change in control of the Company. Effective August 31, 1998, the Severance Agreement is terminated except for benefits which, by its terms, were intended to survive termination.

     6. Expenses. The Company promptly shall reimburse Consultant, upon presentation of appropriate receipts and vouchers, for any reasonable business expenses incurred by Consultant in connection with the performance of his duties and responsibilities thereunder.

     7.   Stock Options.   No unexercised stock options shall be terminated by
reason of the termination of Consultant's Employment Agreement pursuant to
Section 5 hereof, and all unexercised stock options shall continue to be exercisable by Consultant as a director of the Company.

     8.   Confidential Information.

          8.1 Disclosure and Use. Consultant shall not disclose, either during or subsequent to Consultant's consulting relationship with the Company, any confidential information or proprietary data of the Company, whether or not developed by Consultant, except (i) as may be required for Consultant to perform Consultant's duties with the Company; (ii) to the extent such information has been disclosed to Consultant by a third party who is not subject to restriction on the dissemination of such information;
     (iii) as such information becomes generally available to the public other than as a result of a disclosure by Consultant; (iv) to the extent such information is independently developed by Consultant; (v) information which must be disclosed as a result of a subpoena or other legal process, or (vi) if Consultant shall first secure the Company's prior written authorization. This covenant shall survive the termination of Consultant's consulting relationship with the Company, and shall remain in effect and be enforceable against Consultant for so long as any such Company confidential information or proprietary data retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use.

          8.2 Return of Materials. Upon termination of this consultant relationship, Consultant shall promptly deliver to the Company all customer lists, specifications, drawings, listings, documentation, manuals, letters, notes, note books, reports, and copies thereof, and all other materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Consultant.

     9. Inventions and Discoveries. Consultant hereby assigns to the Company all of Consultant's rights, title and interest in and to all inventions, discoveries, processes, designs and other intellectual property which relates to any business of the Company which, at the time of the invention, discovery or design, is a source of substantial revenue for the Company (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Consultant during the term of Consultant's relationship with the Company. Promptly upon the development or making of any such Invention or improvement thereon, Consultant shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Consultant's rights therein and, if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. This
Section 9 does not apply to any Invention other than one which relates to any business of the Company which, at the time of invention, is a source of substantial revenue for the Company, regardless of when, where or how developed.
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     10.  Restrictive Covenant.  While the Consultant is retained by the
Company and during a three-year period thereafter, Consultant shall not, without the prior written consent of the Company, (i) engage directly or indirectly in any competing business in the geographical area where the Company does business (including, without limitation, the United States and any country in which the Company has a sales representative at the time of termination) whether as an employee, consultant, or advisor, or owner as principal, shareholder, member, or partner of any equity interest in excess of 5% of any business entity (which shall include any proprietorship, trust, joint venture, limited liability company, partnership or any type of corporation or association), or (ii) serve as an officer, director, trustee, manager, partner or the like in any such business entity.

The term "Competing Business" as used in this Section 10 includes any business conducted by the Company, which initially includes the design, production and marketing of electronic systems and instrumentation for the world wide power and process industries and motion control products, and any other products manufactured or marketed by the Company at the date of termination of this Agreement.

     11. Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or on the date of receipt when mailed by certified mail, return receipt requested, addressed as follows:

          If to the Company:

                    Hathaway Corporation
                    8228 Park Meadows Drive
                    Littleton, Colorado 80124
                    Attention: President

          If to Consultant:

                    Eugene E. Prince
                    7560 Panorama Drive
                    Boulder, Colorado 80303

     or to such other address or addresses as may be specified from time to time by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

     12.  General.

          12.1 Amendments. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

          12.2 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

          12.3 Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Colorado without regard to principles of conflicts of law.

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          12.4   Successors and Assigns.  This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Consultant may not assign this Agreement. The Company may not assign this Agreement without the consent of Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.


                                      HATHAWAY CORPORATION


                                      By:  /s/ Richard D. Smith
                                           --------------------
                                           President



                                           /s/ Eugene E. Prince
                                           --------------------
                                           Eugene E. Prince